Exhibit 8.1

October 15, 2009

Enterprise Bancorp, Inc.

222 Merrimack Street

Lowell, MA 01852

RE:                              Material U.S. Federal Income Tax Consequences Relating to Rights Offering

Ladies and Gentlemen:

We have acted as special counsel to Enterprise Bancorp, Inc., a Massachusetts business corporation (the “Company”), in connection with the Company’s filing of a registration statement on Form S-3 (SEC File No. 333-161828) (the “Registration Statement”) relating in part to a distribution by the Company to holders of the Company’s common shares of certain non-transferable subscription rights to purchase shares of the Company’s common stock (the “Rights Offering”).

Our opinion set forth below assumes (i) the initial and continuing accuracy of the statements and facts concerning the Rights Offering set forth in the Registration Statement and (ii) that the transactions related to the Rights Offering will be consummated in the manner contemplated by the Registration Statement, including without limitation that the subscription rights to be distributed to the Company’s stockholders pursuant to the Rights Offering will be distributed strictly in proportion to the number of shares of the Company’s common stock held by each stockholder of record as of the record date used for determining stockholders eligible to participate in the Rights Offering, and that no stockholder who is eligible to participate in the Rights Offering may elect to receive money or any other property in lieu of receiving a subscription right.  Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, and case law, any of which may be changed at any time with retroactive effect.

The opinion set forth below is expressed as of the date hereof and applies only to the disclosure under the heading “Certain Material U.S. Federal Income Tax Consequences” set forth in the prospectus supplement contained in the Registration Statement.  We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

This opinion letter is provided for use solely in connection with the transactions related to the Rights Offering and may not be used, circulated, quoted, referred to or otherwise relied upon by you for any other purpose or by any other person, firm or entity for any purpose without in either case our express written consent.  No opinion may be implied or inferred beyond the opinion expressly stated in the immediately following paragraph below.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein and in the Registration Statement, we confirm that the description under the heading “Certain Material U.S. Federal Income Tax Consequences” in the prospectus supplement contained in the Registration Statement constitutes our opinion as to the material United States federal income tax consequences of receiving and exercising the subscription rights.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and all amendments thereto.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Chu, Ring & Hazel LLP

CHU, RING & HAZEL LLP